EXHIBIT 99.1

OHA Investment Corporation Reports Fourth Quarter and Year Ended December 31, 2015 Results and Announces Quarterly Distribution

NEW YORK, March 15, 2016 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ:OHAI) (the “Company”) today announced its financial results for the quarter and year ended December 31, 2015 and announced a quarterly distribution of $0.06 per share. Management will discuss the Company's results summarized below on a conference call on Wednesday, March 16, 2016, at 10:00 a.m. Eastern Time.

Summary results for the quarter ended December 31, 2015:
Total investment income:  $6.2 million, or $0.31 per share
Net investment income:  $3.2 million, or $0.16 per share
Net realized and unrealized losses: $25.4 million, or $1.26 per share
Net asset value:  $110.8 million, or $5.49 per share
New portfolio investments during the quarter:  $25.3 million(1)
Fair value of portfolio investments:  $174.7 million

Portfolio Activity - Three months ended December 31, 2015
The fair value of our investment portfolio was $174.7 million at December 31, 2015, decreasing 9.5% compared to September 30, 2015 and 0.8% compared to December 31, 2014. During the fourth quarter of 2015, the Company made $25.8 million of new investments, all outside the energy industry, and had realizations totaling $20.6 million. The concentration of our investment portfolio in the energy sector decreased to 41% at December 31, 2015, compared to 64% at December 31, 2014. The current weighted average yield of our portfolio based on the cost and fair value of our yielding investments was 11.0% and 13.3%, respectively, as of December 31, 2015.

Our new investments added in the fourth quarter included a $12.2 million second lien term loan to Kronos Incorporated, a global workforce management software company, a $7.9 million addition to our investment in senior unsecured notes issued by TIBCO Software, and a $5.2 million second lien term loan to Berlin Packaging, a hybrid packaging supplier of custom and stock packaging and related services for the food, beverage, household and personal care, and healthcare markets.

Realizations during the quarter totaled $20.6 million and consisted of the full repayment of our Foundation Building Materials second lien term loan in the amount of $18.7 million, the sale of a portion of our first lien senior secured notes issued by Synarc-BioCore Holdings, LLC in the amount of $1.8 million at our cost, and scheduled amortization on existing investments.

Operating Results - Three months ended December 31, 2015
Investment income totaled $6.2 million for the fourth quarter of 2015, increasing 20.4% compared to $5.2 million in the corresponding quarter of 2014. The increase in investment income during the fourth quarter of 2015 was primarily as a result of an increase in average portfolio investment balance of $39.7 million and an increase of $0.4 million in prepayment premiums, amendment fees and default interest earned, partially offset by lower weighted average investment income yield.

Operating expenses for the fourth quarter of 2015 were $3.0 million, an increase of $0.5 million, or 18.8%, compared to operating expenses for the fourth quarter of 2014. The increase was attributable to higher borrowing costs and higher management and incentive fees in 2015, partially offset by lower professional and administrative expenses. Management and incentive fees in the fourth quarter of 2015 were $1.0 million higher than in the fourth quarter of 2014, reflecting the $0.8 million incentive fee incurred in the fourth quarter of 2015.  In addition, borrowing costs were higher by $0.4 million in the fourth quarter of 2015 due to greater utilization of our credit facility.  The increase in expenses were partially offset by $0.4 million in lower professional and administrative expenses and a $0.5 million credit applied from OHA related to expenses in excess of the $2.5 million Cap under the Investment Advisory Agreement and the Administration Agreement in the fourth quarter of 2015.

The resulting net investment income was $3.2 million, or $0.16 per share, for the fourth quarter of 2015, compared to $2.6 million, or $0.13 per share, for the fourth quarter of 2014.

We recorded net realized and unrealized losses on investments totaling $25.4 million, or $1.26 per share, during the fourth quarter of 2015, compared to $12.3 million, or $0.60 per share, during the fourth quarter of 2014. Losses recorded in the fourth quarter of 2015 totaled $26.3 million.  Major components of the losses were concentrated in our energy related investments which include the Castex Energy 2005 redeemable preferred units, the Talos Production senior unsecured notes, the limited-term overriding royalty interest in certain oil and gas properties operated by Bennu Oil and Gas (formerly operated by ATP Oil & Gas Corporation), the Contour Highwall senior secured term loan, and the Shoreline Energy, LLC second lien term loan.

Overall, we experienced a net decrease in net assets resulting from operations of $22.2 million, or $1.10 per share, for the fourth quarter of 2015. After declaring a quarterly dividend during the period of $0.12 per share, our net asset value decreased 18.2%, from $6.71 per share as of September 30, 2015 to $5.49 per share as of December 31, 2015.

Operating Results - Year ended December 31, 2015

Investment income totaled $22.0 million for the year ended December 31, 2015, decreasing 0.3% compared to $22.1 million in 2014. The decrease in 2015 was as a result of a decline in the weighted average investment income yield of 9.4% in 2015 from 11.0% in 2014, partially offset by an increase in the average portfolio investment balance of $21.9 million plus $1.3 million in prepayment premiums, amendment fees and default interest earned.

Operating expenses in 2015 totaled $12.0 million, a decrease of $6.8 million, or 36.2%, compared to 2014. Management fees were lower in 2015 primarily as a result of the lower base management fee structure in the Investment Advisory Agreement with OHA as compared to the base management fee structure under our former investment advisory agreement.  During 2014 we also incurred $6.0 million of non-recurring costs related to our strategic alternatives review process, which ultimately resulted in the appointment of OHA as our new investment advisor as of September 30, 2014.  Professional fees increased during 2015 compared to 2014, primarily due to legal fees and recruitment fees. Other general and administrative expenses decreased during 2015 compared to 2014, as a result of costs incurred in connection with our shelf registration statement that expired in the second quarter of 2014 and lower personnel costs, partially offset by settlement expenses related to our ATP legal proceedings.

The resulting net investment income for 2015 was $10.0 million, or $0.49 per share, compared to $3.2 million, or $0.16 per share, of net investment income in 2014.

We recorded net realized and unrealized losses on investments totaling $41.2 million, or $2.03 per share, during the year ended December 31, 2015, compared to $25.4 million, or $1.24 per share, in 2014.  Our energy related investments contributed $38.1 million, or $1.88 per share of the losses.

Overall, we experienced a net decrease in net assets resulting from operations of $31.2 million, or $1.54 per share, during the year ended December 31, 2015. As a result, and after declaring dividends during the year of $0.48 per share, our net asset value decreased to $5.49 per share as of December 31, 2015 from $7.48 per share as of December 31, 2014.

Quarterly Distribution

Our Board of Directors declared a quarterly distribution to stockholders in the amount of $0.06 per common share. The distribution will be paid on April 8, 2016 to stockholders of record on March 31, 2016. Management estimates that the distribution will be paid out of ordinary income for tax purposes. The source of the distribution reported above is only an estimate.  The amount of distributable income for each quarter depends on the aggregate gains and losses realized by the Company during the entire year.  Distributions may consist of net investment income, capital gains and return of capital, but the character of these distributions cannot be determined until after the end of the Company's fiscal year.  The tax characteristics of distributions paid during calendar 2016 will be reported to each stockholder on Form 1099-DIV after the end of the calendar year. Tax characteristics of distributions in 2015 may be found on our website at www.ohainvestmentcorporation.com.

The Company has an "opt out" dividend reinvestment plan, or "DRIP," for its stockholders. Consequently, when the Company declares a distribution, stockholders who have not opted out of the DRIP automatically have their distribution reinvested in shares of the Company's common stock, rather than receiving it in cash. A stockholder who has elected to receive distributions in cash may re-enroll in the DRIP at any time by notifying his or her broker or the plan administrator.

Webcast / Conference Call at 10:00 a.m. Eastern Time on March 16, 2016
We invite all interested persons to participate in our conference call on Wednesday, March 16, 2016, at 10:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible on the Investor Relations page of the Company’s website at www.ohainvestmentcorporation.com.

OHA INVESTMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2015	December 31, 2014
Assets
Investments in portfolio securities at fair value
Control investments (cost: $28,608 and $28,661, respectively)	$1,000	$6,275
Affiliate investments (cost: $18,647 and $17,986, respectively)	18,893	17,430
Non-affiliate investments (cost: $192,012 and $153,100, respectively)	154,817	152,458
Total portfolio investments (cost: $239,267 and $199,747, respectively)	174,710	176,163
Investments in U.S. Treasury Bills at fair value (cost: $34,997 and $30,600, respectively)	34,997	30,600
Total investments	209,707	206,763
Cash and cash equivalents	15,554	31,455
Accounts receivable and other current assets	517	316
Interest receivable	2,248	2,090
Deferred loan costs and other prepaid assets	451	1,551
Total current assets	18,770	35,412
Total assets	$228,477	$242,175

Liabilities
Current liabilities
Due to broker	$5,226	$—
Distributions payable	2,421	3,299
Accounts payable and accrued expenses	1,962	1,908
Management and incentive fees payable	1,713	695
Income taxes payable	75	109
Repurchase agreement	34,300	—
Short-term debt	72,000	30,000
Total current liabilities	117,697	36,011
Long-term debt	—	52,000
Total liabilities	117,697	88,011
Commitments and contingencies (Note 6)
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,172,392 and 20,616,422 shares issued and outstanding, respectively	20	21
Paid-in capital in excess of par	241,985	244,473
Undistributed net investment loss	(5,947)	(4,565)
Undistributed net realized capital loss	(63,838)	(65,298)
Net unrealized depreciation on investments	(61,440)	(20,467)
Total net assets	110,780	154,164
Total liabilities and net assets	$228,477	$242,175
Net asset value per share	$5.49	$7.48

OHA INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2015	2014	2015	2014	2013
Investment income:
Interest income:
Interest income	$4,377	$3,762	16,724	17,452	23,711
Dividend income	1,282	1,010	4,279	4,002	3,988
Royalty income, net of amortization	—	27	30	155	91
Other income	572	376	1,016	510	122
Total investment income	6,231	5,175	22,049	22,119	27,912
Operating expenses:
Interest expense and bank fees	946	522	3,480	2,119	3,239
Management and incentive fees	1,713	696	4,003	4,602	5,989
Costs related to strategic alternatives review	—	23	—	6,040	644
Professional fees	208	549	2,126	1,437	1,428
Other general and administrative expenses	129	732	2,399	4,614	3,945
Total operating expenses	2,996	2,522	12,008	18,812	15,245
Income tax provision, net	14	53	72	109	91
Net investment income	3,221	2,600	9,969	3,198	12,576

Net realized capital gain (loss) on investments	(417)	(4,312)	(218)	(12,428)	(2,208)
Benefit (provision) for taxes	—	(2)	—	(2)	(53)
Total net realized capital gain (loss) on investments	(417)	(4,314)	(218)	(12,430)	(2,261)

Net unrealized appreciation (depreciation) on investments	(25,010)	(8,027)	(40,973)	(12,999)	(6,446)
Benefit (provision) for taxes	—	—	—	—	1
Total net unrealized appreciation (depreciation) on investments	(25,010)	(8,027)	(40,973)	(12,999)	(6,445)

Net decrease in net assets resulting from operations	$(22,206)	$(9,741)	$(31,222)	$(22,231)	$3,870

Net decrease in net assets resulting from operations per common share	$(1.10)	$(0.47)	$(1.54)	$(1.08)	$0.19

Distributions declared per common share	$0.12	$0.16	$0.48	$0.64	$0.64
Weighted average shares outstanding - basic and diluted	20,172	20,616	20,322	20,529	20,698

Per Share Data (1)
Net asset value, beginning of period	$6.71	$8.11	$7.48	$9.20	$9.57

Net investment income	0.16	0.13	0.49	0.16	0.61
Net realized and unrealized loss on investments	(1.26)	(0.60)	(2.03)	(1.24)	(0.42)
Net decrease in net assets resulting from operations	(1.10)	(0.47)	(1.54)	(1.08)	0.19
Distributions to common stockholders
Distributions from net investment income	(0.12)	(0.12)	(0.48)	(0.47)	(0.64)
Return of capital	—	(0.04)	—	(0.17)	—
Net decrease in net assets from distributions	(0.12)	(0.16)	(0.48)	(0.64)	(0.64)
Effect of shares repurchased, gross	—	—	0.03	—	0.08

Net asset value, end of period	$5.49	$7.48	$5.49	$7.48	$9.20

(1) Per share data is based on weighted average number of common shares outstanding for the period.

About OHA Investment Corporation
OHA Investment Corporation (NASDAQ:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested approximately $3.7 billion in over 120 direct lending investments over the past 13 years.

Forward-Looking Statements
This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional or national economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Lisa R. Price - Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy-Fielding@kekst.com
James David – James-David@kekst.com